UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2004

NOBLE ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597

(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	File Number	Identification No.)

100 Glenborough, Suite 100
Houston, Texas		77067

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 872-3100

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 28, 2004, Noble Energy, Inc.’s (the “Company”) 364-day $300 million credit agreement expired (the “old Facility”), and the Company replaced the old Facility with a new $400 million unsecured five-year revolving credit facility (the “new Facility”). The new Facility has an option to increase the commitments to an aggregate $600 million. The new Facility was entered into among the Company, JPMorgan Chase Bank (“JPMorgan”), as administrative agent, Wachovia Bank, National Association (“Wachovia”), as syndication agent, Barclays Bank, PLC, Duetsche Bank AG New York Branch (“Duetsche”) and The Royal Bank of Scotland, PLC (“RBS”), as co-documentation agents, and certain other commercial lending institutions named therein. The Company drew down $85 million under the new Facility on October 28, 2004 to repay the outstanding $85 million under the old Facility.

The new Facility is available for general corporate purposes. Interest rates are based upon a Eurodollar rate plus a range of 30 basis points to 112.5 basis points depending upon the percentage of utilization and credit rating. The new Facility has facility fees that range from 10 basis points to 25 basis depending upon the credit rating.

The new Facility contains customary representations and warranties and affirmative and negative covenants, including, but not limited to, the following financial covenants: (a) the ratio of Earnings Before Interest, Taxes, Depreciation and Exploration Expense to interest expense for any consecutive period of four fiscal quarters ending on the last day of a fiscal quarter may not be less than 4.0 to 1.0; and (b) the total debt to capitalization ratio, expressed as a percentage, may not exceed 60 percent at any time. A violation of these covenants could result in a default under the new Facility which would permit the participating banks to restrict the Company’s ability to access the new Facility and require the immediate repayment of any outstanding advances under the new Facility.

Certain lenders that were (1) a party to the old Facility or (2) a party to the new Facility have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The description set forth herein of the terms and conditions of the new Facility is qualified in its entirety by reference to the full text of such agreement, which is filed with this report as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the discussion set forth in response to Item 1.01, which is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

10.1	$400 million Five-Year Credit Agreement, dated October 28, 2004, among the Noble Energy, Inc., JPMorgan Chase Bank, as administrative agent, Wachovia Bank, National Association, as syndication agent, Barclays Bank, PLC, Duetsche Bank AG New York Branch and The Royal Bank of Scotland, PLC, as co-documentation agents, and certain other commercial lending institutions named therein

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date: November 3, 2004	By:	/s/ James L. McElvany
James L. McElvany
Senior Vice President, Chief Financial Officer
and Treasurer

INDEX TO EXHIBITS

Item	Exhibit
10.1	$400 million Five-Year Credit Agreement, dated October 28, 2004, among the Noble Energy, Inc., JPMorgan Chase Bank, as administrative agent, Wachovia Bank, National Association, as syndication agent, Barclays Bank, PLC, Duetsche Bank AG New York Branch and The Royal Bank of Scotland, PLC, as co-documentation agents, and certain other commercial lending institutions named therein